ATTACHMENT FOR CURRENT FILING OF N-SAR
SUB-ITEM 77I
Terms of New or Amended Securities

For John Hancock Balanced Fund, John Hancock Global Opportunities Fund, John Hancock Large Cap Equity Fund, John Hancock Small Cap Intrinsic Value Fund and John Hancock Sovereign Investors Fund

On December 6, 2011, the Board of Trustees approved the establishment of a new retirement share class, Class R2 shares, for the Funds and the related Multi-Class Plan. The Board also authorized the filing of the related post-effective amendment to the Funds’ registration statement which was filed on February 27, 2012, accession number 0000950123-12-003596.